As filed with the Securities and Exchange Commission on July 21, 2020
Registration No. 333-239446
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMPCO-PITTSBURGH CORPORATION
(Exact name of registrant as specified in its charter)
Pennsylvania (State or other jurisdiction of incorporation or organization)	3561 (Primary Standard Industrial Classification Code Number)	25-1117717 (I.R.S. Employer Identification Number)
726 Bell Avenue, Suite 301
Carnegie, Pennsylvania 15106
(412) 456-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Rose Hoover
President and Chief Administrative Officer
Ampco-Pittsburgh Corporation
726 Bell Avenue, Suite 301
Carnegie, Pennsylvania 15106
Telephone: (412) 456-4418
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeremiah G. Garvey Christopher J. Bellini Seth H. Popick Cozen O’Connor P.C. One Oxford Center 301 Grant Street, 41st Floor Pittsburgh, Pennsylvania 15229 Telephone: (412) 620-6500	Spencer G. Feldman Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 Telephone: (212) 451-2300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Non-transferable Rights to purchase Units(3)(4)	—	—
Units issuable upon exercise of Non-transferable Rights	$20,000,000	$2,596.00
Common Stock included in Units(4)	Included in Units	—
Series A Warrants included in Units(4)	Included in Units	—
Common Stock issuable upon exercise of Series A Warrants(5)	$1,000,000	$129.80
Total	$21,000,000	$2,725.80(6)
(1)	Aggregate offering prices are estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)
Pursuant to Rule 457(p), the registration fee of $2,614.50 paid by the registrant with respect to Registration Statement File No. 333-227567 (filed on September 27, 2018), which was withdrawn by the registrant, is being applied to payment of the registration fee with respect to this registration.

(3)	Non-transferable Rights are being issued without consideration.
(4)
Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is required because these securities are being registered in the same registration statement as the underlying securities of the registrant.

(5)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable upon exercise of the Series A warrants as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(6)	Previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 21, 2020

Subscription Rights to Purchase Up to     Units
Consisting of Up to     Shares of Common Stock and
Series A Warrants to Purchase Up to     Shares of Common Stock
at a Subscription Price of $   Per Unit
We are distributing, at no charge, non-transferable subscription rights entitling holders of common stock as of the record date of 5:00 p.m. (Eastern time) on August 17, 2020, to purchase units at a subscription price of $   per unit. Each unit will consist of    shares of common stock and a Series A warrant exercisable to acquire    shares of common stock at an exercise price of $   . Shares of common stock and Series A warrants comprising the units may only be purchased as a unit, but will be issued separately.
Pursuant to your subscription rights, you will have the right, which we refer to as your basic right, to purchase a number of units equal to the number of shares of common stock you held as of the record date. If you exercise your basic right in full, you will also have the right, or over-subscription privilege, to purchase additional units for which other rights holders do not subscribe. Once made, all exercises of rights are irrevocable.
Your basic rights and over-subscription privilege will expire if not exercised by 5:00 p.m. (Eastern time) on September 16, 2020, unless we extend or terminate this offering. We may extend this offering for one or more additional periods in our sole discretion not to exceed 45 days from the initial expiration date. We will announce any extension in a press release issued no later than 9:00 a.m. (Eastern time) on the business day after the most recently announced expiration date.
Our common stock is traded on the New York Stock Exchange under the symbol “AP”. The closing price of the common stock on July 20, 2020 was $2.86 per share. We have applied to list the Series A warrants for trading on NYSE American, but we cannot assure you that we will meet all of the required listing standards. If we do not meet such required listing standards, we will endeavor to list the Series A warrants on another suitable securities exchange or recognized trading system. Neither the subscription rights nor the units are transferable.
Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus. We and our board of directors are not making any recommendation regarding the exercise of your rights.
We have engaged Advisory Group Equity Services, Ltd. d/b/a RHK Capital, or RHK Capital, to act as dealer-manager for this offering. This offering is being conducted on a best-efforts basis, and we do not need to receive any minimum amount of proceeds in order to complete the offering. We have currently not entered into any standby purchase agreement, backstop commitment or similar arrangement in connection with this offering.
Broadridge Corporate Issuer Solutions, Inc. will serve as the subscription agent for this offering and an escrow agent retained by the subscription agent will hold in escrow funds received from subscribers until we complete or terminate the offering.
	Per Unit	Total(1)
Subscription price		$$20,000,000
Dealer-manager fees and expenses(2)		$$1,600,000
Proceeds to us, before expenses		$$18,400,000
(1)	Assumes sale of all offered units and no exercise of Series A warrants included in the units.
(2)
Represents maximum amount payable. We have agreed to pay RHK Capital, as dealer-manager, a cash fee equal to 6.0%, a non-accountable expense fee of 1.8% and an out-of-pocket accountable expense allowance of 0.2% of aggregate subscription prices we receive, except that we will pay RHK Capital a cash fee of (i) 1.5% (without any payment with respect to non-accountable or accountable expenses) on the aggregate proceeds from any cash exercise of the subscription rights which we receive from our executive officers and directors and any shareholders who beneficially own at least 5.0% of our common stock (“Significant Shareholders”), to the extent the aggregate subscription price from such officers and directors and Significant Shareholders is more than $5,000,000, and (ii) 3.0% (without any payment with respect to non-accountable or accountable expenses) on the aggregate proceeds from any cash exercise of the subscription rights which we receive from our executive officers and directors and any Significant Shareholders, to the extent the aggregate subscription price from such officers and directors and Significant Shareholders is less than $5,000,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
It is anticipated that delivery of units purchased in this offering will be made on or about    , 2020.

Dealer-Manager
The date of this prospectus is    , 2020.

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and RHK Capital has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We and RHK Capital take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus and any sale of units.

The information contained in this prospectus includes information incorporated by reference in this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed under “Where You Can Find Additional Information” below, including:
•	our Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the SEC on March 16, 2020), which we refer to as our 2019 Annual Report;
•
our most recent Quarterly Report on Form 10-Q filed with the SEC from time to time, which as of the date of this prospectus is our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (filed with the SEC on May 11, 2020), which most recent Quarterly Report we refer to as our Latest Form 10-Q; and

•	our Current Reports on Form 8-K (filed with the SEC on March 10, 2020, May 8, 2020 and June 24, 2020).
In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.
i

Any reference in this prospectus to information that is “contained,” “referred to” or “included” in this prospectus, or any similar expression, includes not only the information expressly set forth in this prospectus but also the information incorporated by reference in this prospectus.
Unless the context requires otherwise, references in this prospectus to “Ampco,” “our company,” “we,” “our” “us” and similar terms refer to Ampco-Pittsburgh Corporation, a Pennsylvania corporation, and its subsidiaries, unless the context otherwise requires.
ii

PROSPECTUS SUMMARY
The following summary highlights selected information contained in this prospectus. Because the following is only a summary, it does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should carefully read all of the information contained in this prospectus, including the risks described under “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference from our 2019 Annual Report and Latest Form 10-Q, before making an investment decision.
Our Business
We manufacture and sell highly engineered, high performance specialty metal products and customized equipment utilized by industry throughout the world. We operate in two business segments, the Forged and Cast Engineered Products segment and the Air and Liquid Processing segment.
Our Forged and Cast Engineered Products segment produces forged hardened steel rolls, cast rolls and open-die forged products.
•
Forged hardened steel rolls are used primarily in cold rolling mills by producers of steel, aluminum and other metals. Cast rolls, which are produced in a variety of iron and steel qualities, are used mainly in hot and cold strip mills, medium/heavy section mills and plate mills.

•	Forged engineered products are principally sold to customers in the steel distribution market, the oil and gas industry and the aluminum and plastic extrusion industries.
Our Forged and Cast Engineered Products segment has operations in the United States, England, Sweden and Slovenia, as well as an equity interest in three joint venture companies in China. The segment primarily competes with European, Asian, and North and South American companies in both domestic and foreign markets and distributes a significant portion of its products through sales offices located throughout the world.
The Air and Liquid Processing segment includes Aerofin, Buffalo Air Handling and Buffalo Pumps, all divisions of our wholly owned subsidiary Air & Liquid Systems Corporation.
•
Aerofin produces custom-engineered finned tube heat exchange coils and related heat transfer products for a variety of industries, including OEM/commercial, nuclear power generation and industrial manufacturing.

•	Buffalo Air Handling produces large custom-designed air handling systems for institutional (e.g., hospital, university), pharmaceutical and general industrial building markets.
•	Buffalo Pumps manufactures centrifugal pumps for the fossil-fuel power generation, marine defense and industrial refrigeration industries.
Our Air and Liquid Processing segment has operations in Virginia and New York with headquarters in Carnegie, Pennsylvania. The segment distributes a significant portion of its products through a common independent group of sales offices located throughout the United States and Canada.
Our corporate headquarters are located at 726 Bell Avenue, Suite 301, Carnegie, Pennsylvania 15106, and our telephone number is (412) 456-4400. Our corporate website address is www.ampcopgh.com. The information contained in, or accessible through, our corporate website does not constitute part of this prospectus.
For a complete description of our business, financial condition, results of operations and other important information, please read our filings with the SEC that are incorporated by reference in this prospectus, including our 2019 Annual Report and Latest Form 10-Q. For instructions on how to find copies of these documents, please read “Where You Can Find Additional Information.”
Recent Developments
Fourth Amendment to the Revolving Credit and Security Agreement
On June 23, 2020, certain of our subsidiaries (collectively the “Borrowers”) entered into the Fourth Amendment (the “Amendment”) to the Revolving Credit and Security Agreement, dated May 20, 2016, with certain lenders, the guarantors party thereto, including Ampco-Pittsburgh Corporation, PNC Bank, National

Association, as agent for the lenders, and the other lenders party thereto (as amended, the “Credit Agreement”). Pursuant to the Amendment, the Credit Agreement was amended to, among other things: (i) extend the maturity date to May 20, 2022, (ii) maintain at all times undrawn availability of not less than the greater of $12,500,000 and 12.5% of the maximum revolving advance amount, (iii) reduce the maximum revolving advance amount to (x) the difference of (a) $92,500,000 less, (b) solely for purposes of determining revolving advances, on any applicable date of determination, the then-applicable amount of the reserve required under the Amendment, plus (y) any increases in the maximum revolving advance amount permitted under the Credit Agreement and minus (z) any permanent reductions at the election of the Borrowers in accordance with Section 2.2(f) of the Credit Agreement, and (iv) increase the interest rate to a rate per annum equal to the agreed applicable margin, which includes interest rate spreads based on available borrowing capacity that range from 2.75% and 3.25% for LIBOR-based borrowings and 1.75% and 2.25% for domestic rate borrowings. In addition, an exiting lender assigned its advances and revolving commitment to existing lenders and a new lender, M&T Bank. All other material terms, conditions, and covenants with respect to the Credit Agreement remain unchanged.
Federal Infrastructure Spending
Federal and state governments have increased infrastructure spending as part of efforts to mitigate the impact of COVID-19 on the economy. The amount and timing of such spending will be directly impacted by the duration of required efforts to contain COVID-19 and the severity of the negative impacts created by the virus and its effect on the economy. We will continue to track and monitor any developments on a federal infrastructure bill which, if passed, could potentially create opportunities for us and our customers.
This Offering
Subscription Rights
We are distributing, at no charge, non-transferable subscription rights entitling holders of common stock as of the record date of 5:00 p.m. (Eastern time) on August 17, 2020, whom we refer to as rights holders or you. Your subscription rights will consist of:
•	your basic right, which will entitle you to purchase a number of units equal to the number of shares of common stock you held as of the record date; and
•
your over-subscription privilege, which will be exercisable only if you exercise your basic right in full and will entitle you to purchase additional units for which other rights holders do not subscribe, subject to pro rata allocation of those additional units to participating rights holders in proportion to the number of over-subscription units for which they subscribed.

All units are being offered and sold at a subscription price of $   per unit.
Units
Each unit will consist of:
•	shares of common stock; and
•	a Series A warrant exercisable for shares of common stock at an exercise price of $ .
The shares of common stock and Series A warrant comprising a unit may only be purchased as a unit, but will be issued separately.
The Series A warrants will be exercisable commencing on their date of issuance and expiring on August 1, 2025. They will be exercisable for cash or, solely during any period when a registration statement covering the issuance of the shares of common stock subject to the Series A warrants is not in effect, on a cashless basis.
Exercise of Subscription Rights
Subscription rights, consisting of basic rights and over-subscription privileges, may be exercised at any time during the subscription period, which commences on August 18, 2020 and expires at 5:00 p.m. (Eastern time) on September 16, 2020, or the expiration date, unless we extend or terminate this offering. Once made, all exercises of subscription rights are irrevocable.

We may extend this offering for one or more additional periods in our sole discretion not to exceed 45 days from the initial expiration date. We will announce any extension in a press release issued no later than 9:00 a.m. (Eastern time) on the business day after the most recently announced expiration date.
Subscription rights may only be exercised in aggregate for whole numbers of units. Only whole numbers of shares of common stock and Series A warrants exercisable for whole numbers of shares will be issuable to you in this offering; any right to a fractional share to which you would otherwise be entitled will be terminated, without consideration to you.
Transferability
Subscription Rights. The subscription rights are evidenced by a subscription certificate and are non-transferable.
Units. Shares of common stock and Series A warrants comprising the units will be issued separately. Units will not be issued as a separate security and will not be transferable.
Common Stock. Shares of common stock included in units will be separately transferable following their issuance. All of the shares issued in this offering are expected to be listed on the New York Stock Exchange, or NYSE.
Series A Warrants. Series A warrants will be separately transferable following their issuance and through August 1, 2025. We have applied to list the Series A warrants for trading on the New York Stock Exchange. Among other requirements, in order for the warrants to be listed on NYSE American, at least 100 holders must purchase and hold an aggregate of at least 200,000 Series A warrants. We may not be able to meet these, or other, listing standards of NYSE American with respect to the Series A warrants. If we do not meet such required listing standards, we will endeavor to list the Series A warrants on another suitable securities exchange or recognized trading system.
Use of Proceeds
Assuming this offering is fully subscribed, we estimate our net proceeds from the offering will total approximately $   million, after deducting fees and expenses of RHK Capital, as dealer-manager, and our other estimated offering expenses. We intend to use the net proceeds to accelerate our restructuring efforts, improve our overall liquidity and reduce our indebtedness, and for other general corporate purposes. See “Use of Proceeds.”
Subscription Information
In order to obtain subscription information, you should contact:
•
D.F. King, which will act as the information agent in connection with this offering, by telephone at (212) 269-5550 (bankers and brokers) or (800) 290-6432 (all others) or by email at AP@dfking.com; or

•	your broker-dealer, trust company or other nominee (including any mobile investment platform) where your subscription rights are held.
Subscription Procedures
In order to exercise your subscription rights, including your over-subscription privilege, you should:
•	deliver a completed subscription certificate and the required payment to Broadridge Corporate Issuer Solutions, Inc., the subscription agent for this offering, by the expiration date, or
•
if your shares of common stock are held in an account with a broker-dealer, trust company, bank or other nominee (including any mobile investment platform) that qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 under the Securities Exchange Act of 1934, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date.

If yoiu cannot deliver your completed subscription certificate to the subscription agent prior to the expiration for the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Methods for Exercising Subscription Rights—Guaranteed Delivery Procedures.”

Important Dates
Set forth below are important dates for this offering, which generally are subject to extension:
Record date	August 17, 2020
Commencement date	August 18, 2020
Expiration date	September 16, 2020
Deadline for delivery of subscription certificates and payment of subscription prices	September 16, 2020
Deadline for delivery of notices of guaranteed delivery	September 16, 2020
Deadline for delivery of subscription certificates and payment of subscription prices pursuant to notices of guaranteed delivery	September 21, 2020

RISK FACTORS
Investing in our securities involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information contained in this prospectus, before making an investment decision with respect to our securities. The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the trading price of common stock and the trading price of Series A warrants, if any, could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below and those incorporated by reference.
This offering may cause the price of common stock to decline, and the price may not recover for a substantial period of time, or at all.
The subscription price of units in this offering, together with the number of shares of common stock we propose to issue and ultimately will issue in the offering (including the number of additional shares of common stock we propose to issue and ultimately will issue upon exercise of Series A warrants), may result in an immediate decrease in the market value of the common stock. We cannot predict the effect, if any, that the availability of shares for future sale represented by the Series A warrants will have on the market price of common stock from time to time. If the market price of common stock falls, you may have irrevocably committed to buy shares of common stock in this offering at an effective price per share greater than the prevailing market price. Further, if a substantial number of subscription rights are exercised and the exercising rights holders choose to sell some or all of the shares purchased either directly or upon Series A warrant exercises, the resulting sales could depress the market price of common stock. We cannot assure you that the market price of common stock will not decline prior to the expiration of this offering or that, after shares of common stock are issued upon exercise of subscription rights, you will be able to sell shares of common stock purchased in the offering at a price greater than or equal to the effective price paid in the offering.
The subscription price determined for this offering may not be indicative of the fair value of common stock.
The subscription price was set by the pricing committee of our board of directors, and you should not consider the subscription price as an indication of the fair value of common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, earnings/losses, financial condition or any other established criteria for fair value. The market price of common stock could decline during or after this offering, and you may not be able to sell shares of common stock purchased in the offering, including shares of common stock issuable upon the exercise of Series A warrants, at a price equal to or greater than the effective price paid in the offering, or at all.
Your interest in our company may be diluted as a result of this offering.
If you do not fully exercise your basic rights, you will, at the completion of this offering, own a smaller proportional interest in our company on a fully diluted basis than would have been the case if you had fully exercised your basic rights. Based on shares outstanding as of      , 2020, after giving effect to this offering (assuming the offering is fully subscribed and the Series A warrants issued in the offering are exercised in full), we would have    shares of common stock outstanding, representing an increase in outstanding shares of    %.
The subscription rights are non-transferable.
You cannot transfer or sell your subscription rights to anyone else. We therefore do not intend to list the subscription rights on any securities exchange or include them in any automated quotation system and there will be no market for the subscription rights.
Holders of Series A warrants issued in this offering will have no rights as holders of common stock until they exercise their Series A warrants and acquire common stock.
Until holders of Series A warrants issued in this offering acquire shares of common stock upon exercise of such Series A warrants, they will have no rights with respect to the shares of common stock underlying such

Series A warrants. Upon exercise of the Series A warrants, the holders thereof will be entitled to exercise the rights of holders of common stock only as to matters for which the record date occurs after the warrant exercise date.
We may be unable to list the Series A warrants on the New York Stock Exchange, which would significantly limit your ability to resell your Series A warrants.
There is no established trading market for the Series A warrants to be issued pursuant to this offering, and such Series A warrants may not be widely distributed. Although we have applied to list the Series A warrants for trading on NYSE American, we may not be able to meet the applicable listing standards for reasons that are outside of our control. Among other requirements, in order for the Series A warrants to be listed on NYSE American, at least 100 holders must purchase and hold an aggregate of at least 200,000 Series A warrants. Satisfaction of those listing requirements therefore depends upon the extent to which rights holders elect to purchase units in this offering. We cannot assure you that we will meet these, or other, listing standards of NYSE American with respect to the Series A warrants. If we do not meet such required listing standards, we will endeavor to list the Series A warrants on another suitable securities exchange or recognized trading system.
Even if a market for the Series A warrants does develop, the price of the Series A warrants may fluctuate and liquidity may be limited. Holders of Series A warrants may be unable to resell their Series A warrants at a favorable price, or at all.
The market price of common stock may never exceed the exercise price of the Series A warrants.
The Series A warrants will be exercisable commencing on their date of issuance and expiring on August 1, 2025. The market price of common stock may never exceed the exercise price of the Series A warrants prior to their date of expiration. Any Series A warrants not exercised by their date of expiration will expire without residual value to holders.
During the period immediately following the expiration of this offering, you may not be able to resell any shares of common stock that you purchase in the offering or upon exercise of your Series A warrants.
If you exercise your subscription rights, you may not be able to resell shares of common stock purchased by exercising your subscription rights, or shares of common stock issued to you upon exercise of your Series A warrants, until you (or your broker or other nominee) have received a stock certificate or book-entry representing those shares. Although we will endeavor to issue the appropriate certificates and book entries promptly, there may be some delay between the expiration date of this offering, or the exercise date of your Series A warrants and the time that we issue the new stock certificates and book entries.
In addition, to the extent you are an affiliate, as defined in Rule 144 under the Securities Act, the resale of shares of common stock or Series A warrants by you will be subject to certain restrictions, including volume limitations, under Rule 144.
We may have broad discretion in the use of a significant portion of the net proceeds from this offering and may not use those net proceeds effectively.
We intend to use the net proceeds to accelerate our restructuring efforts, improve our overall liquidity and reduce our indebtedness, and for other general corporate purposes. We cannot specify with any certainty the particular uses of the net proceeds, if any, that we receive from this offering. Our management will have broad discretion in the application of those additional net proceeds, and we may spend or invest those net proceeds in a way with which shareholders disagree. The failure by management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds in a manner that does not produce income or that loses value.
If we terminate this offering, neither we nor the subscription agent will have any obligation to you except to promptly return your subscription payments.
We may terminate this offering at any time. If we do, neither we nor the subscription agent will have any obligation to you with respect to subscription rights that you have exercised, other than to promptly return, without interest or deduction, the subscription payment you delivered to the subscription agent.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.
Holders of common stock who desire to purchase units in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m. (Eastern time) on the expiration date, unless this offering is extended. If you are a beneficial owner of shares of common stock and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, custodian bank or other nominee (including any mobile investment platform) acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee (including any mobile investment platform) in sufficient time to deliver such forms and payments to the subscription agent in order to exercise your subscription rights by 5:00 p.m. (Eastern time) on the expiration date, unless extended. We will not be responsible if your broker, custodian or nominee (including any mobile investment platform) fails to ensure that all required forms and payments are actually received by the subscription agent in a timely manner.
If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of rights, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we or the subscription agent under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
If you pay the subscription price by uncertified check, your check may not clear in sufficient time to enable you to exercise your subscription rights.
Any uncertified check used to pay for the subscription price in this offering must clear prior to the expiration date of this offering. The clearing process may require five or more business days. If you choose to pay the subscription price, in whole or in part, by uncertified check and your check does not clear prior to the expiration date of this offering, you will not have satisfied the conditions to exercise your rights and you will not receive the units you wish to purchase.
You may not receive all of the units for which you subscribe under the over-subscription privilege.
Rights holders who fully exercise their basic rights will have the right, pursuant to their over-subscription privileges, to purchase additional units to the extent other rights holders do not exercise their basic rights in full. Over-subscription privileges will be allocated pro rata among rights holders who over-subscribe, based on the number of over-subscription units for which the rights holders have subscribed. We cannot guarantee that you will receive all, or a significant portion, of the units for which you subscribe pursuant to your over-subscription privilege.
If the number of units allocated to you is less than your subscription request, the excess funds held by the subscription agent on your behalf will be promptly returned to you, without interest or deduction, after this offering has expired, and we will have no further obligations to you.
Your receipt of subscription rights may be treated as a taxable dividend to you.
The distribution of subscription rights in this offering should be a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code of 1986. This position is not binding on the Internal Revenue Service or the courts, however. If this offering is part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights may be treated as the receipt of a distribution equal to the fair market value of the rights. Any such distribution treated as a disproportionate distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, with any excess being treated as a return of basis to the extent thereof and then as capital gain. See “Material U.S. Federal Income Tax Considerations.”
RHK Capital, as dealer-manager, is not acting as an underwriter or placement agent of the subscription rights or the securities underlying the subscription rights.
RHK Capital will act as dealer-manager for this offering and, in that capacity, will provide marketing assistance in connection with the offering. RHK is not underwriting or placing any of the subscription rights or the units (or the common stock or Series A warrants comprising the units) and is not making any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights) or shares of common stock or Series A warrants. RHK Capital will not be subject to any liability to us in rendering services to us except for an act involving bad faith, willful misconduct or gross negligence.
Because we do not have a standby purchase agreement, backstop commitment or similar arrangement in connection with this offering, the net proceeds we receive from the offering may be less than we intend.
We have currently not entered into any standby purchase agreement, backstop commitment or similar arrangement in connection with this offering. We therefore cannot assure you that any of our shareholders will exercise all or any part of their subscription rights. We do not have arrangements under which RHK Capital or any other investment bank, financial advisor or other entity will be obligated to sell securities not purchased in this offering. If rights holders subscribe for fewer units than anticipated, the net proceeds we receive from this offering could be significantly reduced. Regardless of whether this offering is fully subscribed or we do enter into a standby purchase agreement, backstop commitment or similar arrangement, we may need to raise additional capital in the future.
We may in the future enter into a standby purchase agreement, backstop commitment or similar arrangement in connection with this offering if we are able to negotiate commercially reasonable terms with a standby purchaser or backstop purchaser. We cannot assure you that such an arrangement will be available on commercially reasonable terms and if we are unable to negotiate commercially reasonable terms for a standby purchase agreement, backstop commitment or similar arrangement in connection with this offering we would not enter into such an arrangement. In the event we enter into a standby purchase agreement, backstop commitment or similar arrangement in connection with this offering we will file a Current Report on Form 8-K with a summary of the terms of such arrangement.
We have not paid dividends since mid-2017 and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.
We have not paid cash dividends on our common stock since mid-2017 and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.
Because the Series A warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.
In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any then-unexercised Series A warrants are executory contracts subject to rejection by us with the approval of a bankruptcy court. As a result, even if we have sufficient funds, holders may not be entitled to receive any consideration for their Series A warrants or may receive an amount less than they would be entitled to if they had exercised their Series A warrants prior to the commencement of any such bankruptcy or reorganization proceeding.
Our By-laws designate the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which our principal executive office is located as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers.
Our By-laws provide that, unless we otherwise consent in writing, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which our principal executive office is located will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of a fiduciary duty owed to us or out shareholders by any director or officer, officer or other employee of ours, (c) any action asserting a claim against us or against any of our directors, officers or other employees arising pursuant to any provision of the Pennsylvania Business Corporation Law of 1988 (or the PBCL) or our Articles of Incorporation or By-laws, (d) any action seeking to interpret, apply, enforce, or determine the validity of the Article of Incorporation or our By-laws, or (e) any action asserting a claim against us or any director or officer or other employee of ours governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended, which we refer to as the Securities Act, except to the extent Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rule and regulations thereunder. This exclusive forum provision may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court outside of Pennsylvania were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 or the Securities Act, Section 21E of the Securities Exchange Act of 1934 or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that reflect our current views with respect to future events and financial performance, and all statements other than statements of historical fact are statements that are, or could be, deemed forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” or the negative of these terms, and other similar phrases. All statements contained in this prospectus and any prospectus supplement regarding future financial position, sales, costs, earnings, losses, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements.
You should not place undue reliance on our forward-looking statements because they are not guarantees of future performance or expectations, and involve risks and uncertainties. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.
The forward-looking statements contained in this prospectus are set forth principally in “Risk Factors” above, and in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections in our 2019 Annual Report and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and other sections in our Latest Form 10-Q. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Please consider our forward-looking statements in light of these risks as you read this prospectus and any prospectus supplement.

QUESTIONS AND ANSWERS RELATING TO THIS OFFERING
The following are examples of what we anticipate will be common questions about this offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this offering. This prospectus, including the documents we incorporate by reference, contains more detailed descriptions of the terms and conditions of this offering and provides additional information about our company and our business, including potential risks related to our business, the offering and common stock.
What is the rights offering?
We are issuing to each holder of common stock as of the record date, whom we refer to as a rights holder or you, one non-transferable subscription right for each share of common stock then owned by the holder. Each basic right entitles the holder to purchase one unit at a subscription price of $   , which we refer to as the subscription price. Holders of fractional shares shall be entitled, in proportion to their fractional holdings, to receive basic rights, provided that such basic rights may only be exercised in aggregate for whole numbers of units.
What securities comprise the units?
Each unit will consist of    shares of common stock and a Series A warrant exercisable for    shares of common stock at a price of $   . Shares of common stock and the Series A warrant comprising a unit may only be purchased as a unit, but will be issued separately. Subscription rights will not be transferrable. The subscription rights may only be exercised in aggregate for whole numbers of units.
What are the terms of the Series A warrants included in the units?
For each unit you purchase, you will be entitled to receive a Series A warrant exercisable to purchase shares of common stock at an exercise price of $   per share. Each warrant will expire on August 1, 2025 and will be exercisable for cash or, solely during any period when a registration statement covering the issuance of the shares of common stock subject to the Series A warrants is not in effect, on a cashless basis. Each warrant is exercisable commencing upon issuance and expire on August 1, 2025. The Series A warrants will be issued in registered form under a warrant agreement with Broadridge Corporate Issuer Solutions, Inc. as warrant agent.
Will the Series A warrants be listed?
We have applied to list the Series A warrants for trading on NYSE American, but we may not be able to meet the applicable listing standards. Among other requirements, in order for Series A warrants to be listed on NYSE American, at least 100 holders must purchase and hold an aggregate of at least 200,000 Series A warrants. We cannot assure you that we will meet these, or other, listing standards of NYSE American with respect to the Series A warrants, in which case we expect the Series A warrants will not be listed on any securities exchange or recognized trading system. If we do not meet such required listing standards, we will endeavor to list the Series A warrants on another suitable securities exchange or recognized trading system.
What are the basic rights?
For each basic right held, each rights holder has the opportunity to purchase one unit at a subscription price of $   , provided that (a) basic rights may be exercised in aggregate only to purchase whole numbers of units, (b) the total subscription price payable upon any exercise of subscription rights will be rounded to the nearest whole cent and (c) only whole numbers of shares of common stock and Series A warrants exercisable for whole numbers of shares will be to a holder in this offering, with any right to a fractional share to which a holder would otherwise be entitled being terminated without consideration to the rights holder. Holders of fractional shares shall be entitled, in proportion to their fractional holdings, to receive basic rights, provided that such basic rights may only be exercised in aggregate for whole numbers of units. We have granted to you, as a holder of common stock as of the record date, one basic right for each whole share of common stock you then owned. For example, if you owned 1,000 shares of common stock as of the record date, you would receive 1,000 basic rights and would have the right to purchase, for an aggregate subscription price of $   , 1,000 units comprised of     shares of common stock and a Series A

warrant to purchase     shares of common stock at an aggregate purchase price of $   . You may exercise all, a portion or none of your basic rights. If you exercise fewer than all of your basic rights, however, you will not be entitled to purchase any additional units pursuant to the over-subscription privilege. See “—What is the over-subscription privilege?” below.
What is the over-subscription privilege?
If you exercise all of your basic rights, you will have the right, which we refer to as the over-subscription privilege, to purchase additional units that remain unsubscribed as a result of any unexercised basic rights. We refer to the basic rights and over-subscription privilege collectively as subscription rights. You should indicate on your subscription certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional units you would like to purchase pursuant to your over-subscription privilege. You are entitled to exercise your over-subscription privilege only if you exercise your basic rights in full. If over-subscription requests exceed the number of units available, however, we will allocate the available units pro rata among rights holders who over-subscribe based on the number of over-subscription units for which they have subscribed. See “The Rights Offering—Over-Subscription Privilege.”
To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before this offering expires. Because we will not know the total number of unsubscribed units before this offering expires, if you wish to maximize the number of units you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of units available, assuming that no shareholder other than you has purchased any units pursuant to such shareholder’s basic right and over-subscription privilege.
May the subscription rights that I exercise be reduced for any reason?
There are a sufficient number of units available to honor your basic rights in full. As a result, if this offering is completed, you will receive whole units to the full extent you have properly exercised your basic rights in whole or in part for such whole units.
Sufficient units may not be available to honor your exercise of the over-subscription privilege. If exercises of over-subscription privileges exceed the number of units available, we will allocate the available units pro rata among rights holders who over-subscribe based on the number of over-subscription units for which the rights holders have subscribed.
Why are we conducting this offering?
In accordance with our strategic plan, we are conducting this offering primarily to raise funds to accelerate our restructuring efforts, improve our overall liquidity and our reduce indebtedness, and for other general corporate purposes. Our board of directors has approved this offering, and it appointed a pricing committee to further consider and establish the pricing and other financial terms of the securities in the offering. Based on information available to the board and its pricing committee, as well as subsequent analyses of the board and its pricing committee, the board believes that this offering is in the best interests of our company and shareholders. Neither our board nor its pricing committee is, however, making any recommendation regarding your exercise of the subscription rights.
Our board and its pricing committee considered and evaluated a number of factors relating to this offering, including:
•	our current capital resources and indebtedness, and our future need for additional liquidity and capital;
•	our need for increased financial flexibility in order to enable us to achieve our business plan;
•	the size and timing of the offering and alternative securities to be offered;
•	the potential dilution to our current shareholders if they choose not to participate in the offering;
•	the non-transferability of the subscription rights;
•	alternatives available for raising capital;

•	the potential impact of the offering on the public float for the common stock if the Series A warrants are exercised; and
•	the fact that existing shareholders would have the opportunity to purchase additional units.
Am I required to exercise the subscription rights I receive in this offering?
No. You may exercise any number of your subscription rights, or you may choose not to exercise any of your subscription rights. If, however, you choose not to exercise your subscription rights or you exercise less than your full amount of subscription rights and other shareholders fully exercise their subscription rights, the percentage of common stock owned by other shareholders will increase relative to your ownership percentage and your voting and other rights in our company will likewise be diluted—see “Description of Securities” for a description of the voting and liquidation rights of our common stock and preference stock.
May I sell, transfer or assign my subscription rights?
No. You may not transfer, sell or assign any of the subscription rights distributed to you, except that subscription rights will be transferable by operation of law (e.g., by death). The subscription rights are non-transferable and will not be listed on any securities exchange or included in any automated quotation system. Therefore, there will be no market for the subscription rights.
The shares of common stock and Series A warrants comprising the units will be issued separately. Units will not be issued as a separate security and will not be transferable.
Shares of common stock issued upon the exercise of subscription rights or Series A warrants are expected to be listed on the NYSE under the symbol “AP.” We have applied to list the Series A warrants for trading on NYSE American, but we may not be able to meet the applicable listing standards. See “The Rights Offering—Transferability—Series A Warrants” below.
How do I exercise my subscription rights if my shares of common stock are held in my name?
If you hold your shares of common stock in your name and you wish to participate in this offering, you must deliver a properly completed and duly executed subscription certificate and all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 p.m. (Eastern time) on the expiration date.
If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.
Please follow the delivery instructions on the subscription certificate. Do not deliver documents to us. You are solely responsible for completing delivery of your subscription certificate, all other required subscription documents and subscription payment to the subscription agent. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m. (Eastern time) on the expiration date. See “—To whom should I send my forms and payment?” below.
If you send a payment that is insufficient to purchase the number of units you requested, or if the number of units you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received pursuant to your subscription rights. Any payment that is received but not so applied will be refunded to you without interest (subject to the rounding of the amount so applied to the nearest whole cent).
What form of payment is required to purchase units?
As described in the instructions accompanying the subscription certificate, payments submitted to the subscription agent must be made in U.S. dollars. Checks or bank drafts drawn on U.S. banks should be payable to the order of “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Ampco-Pittsburgh Corporation.” Payments by uncertified check will be deemed to have been received upon clearance. Please note that funds paid by uncertified check may take five or more business days to clear. Accordingly, rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date. If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee (including any mobile investment platform), separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

How do I exercise my subscription rights if my shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee?
If you hold shares of common stock in the name of a broker, dealer, custodian bank or other nominee (including any mobile investment platform) that uses the services of Depository Trust Company, then Depository Trust Company will credit one basic right to your nominee record holder for each share of common stock that you beneficially owned as of the record date. If you are not contacted by your nominee (including any mobile investment platform), you should contact your nominee as soon as possible.
How soon must I act to exercise my subscription rights?
If your shares of common stock are registered in your name and you elect to exercise any of your subscription rights, the subscription agent must receive your properly completed and duly executed subscription certificate, all other required subscription documents and full subscription payment, including final clearance of any uncertified check, before 5:00 p.m. (Eastern time) on the expiration date on September 16, 2020. If you hold shares in the name of a broker, dealer, custodian bank or other nominee (including any mobile investment platform), your nominee may establish an earlier deadline before the expiration of this offering by which time you must provide the nominee with your instructions and payment to exercise your subscription rights.
Although we will make reasonable attempts to provide this prospectus to our shareholders to whom rights are distributed, this offering and all related subscription rights will expire at 5:00 p.m. (Eastern time) on the expiration date, whether or not we have been able to locate and deliver this prospectus to you or any other shareholder.
After I exercise my subscription rights, can I change my mind?
No. Once made, all exercises of subscription rights are irrevocable.
Can this offering be terminated or extended?
Yes. If we terminate this offering, neither we nor the subscription agent will have any obligation with respect to subscription rights that have been exercised except to promptly return, without interest or deduction, any subscription payment the subscription agent received from you. If we were to terminate this offering, any money received from subscribing shareholders would be promptly returned, without interest or deduction, and we would not be obligated to issue units, shares of common stock or Series A warrants to rights holders who have exercised their subscription rights prior to termination.
We may extend this offering for one or more additional periods in our sole discretion not to exceed 45 days from the initial expirations date. We will announce any extension in a press release issued no later than 9:00 a.m. (Eastern time) on the business day after the most recently announced expiration date.
How was the subscription price determined?
The subscription price was set by the pricing committee of our board of directors, considering, among other things, input from the dealer-manager for this offering. The factors considered by our board and its pricing committee are discussed in “The Rights Offering—Reasons for this Offering” and “Determination of the Subscription Price.”
Has the board of directors made a recommendation to shareholders regarding the exercise of rights under this offering?
No. Our board of directors has not made, nor will it make, any recommendation to shareholders regarding the exercise of subscription rights in this offering. We cannot predict the price at which shares of our outstanding common stock will trade after this offering. You should make an independent investment decision about whether or not to exercise your subscription rights. Rights holders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for common stock will remain above the price payable per share of common stock or the warrant exercise price, or that anyone purchasing units or exercising Series A warrants to purchase shares of common stock at the exercise price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your subscription rights, you will lose any value represented by your subscription rights, and if you do not exercise your rights in full, your percentage ownership interest and related rights in our company will be diluted.

By when must I purchase shares of common stock in order to participate in this offering? May I participate in this offering if I sell my common stock after the record date?
The record date for this offering is 5:00 p.m. (Eastern time) August 17, 2020. If you purchase shares of our common stock and do not settle such purchase by 5:00 p.m. (Eastern time) August 17, 2020 you will not receive subscription rights with respect to such shares. If you own common stock as of the record date, you will receive subscription rights and may participate in this offering even if you subsequently sell your common stock.
Are there any risks associated with this offering?
Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of common stock and Series A warrants and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and all other information contained in this prospectus.
Will the directors and executive officers participate in this offering?
To the extent they hold common stock as of the record date, our directors and executive officers are entitled to participate in this offering on the same terms and conditions applicable to all other shareholders. We expect that each of our directors and executive officers will participate in this offering, although they are not required to do so.
When will I receive my shares of common stock and Series A warrants?
Holders whose shares are held of record by Cede & Co., the nominee of Depository Trust Company, or by any other depository or nominee on their or their broker-dealers’ behalf will have any shares of common stock and Series A warrants comprising units they acquire credited to the account of Cede & Co. or such other depository or nominee. With respect to all other shareholders, certificates for all shares of common stock and all Series A warrants acquired will be mailed after payment for all the subscribed securities has cleared, which may take up to 15 business days from the expiration date.
What effects will this offering have on our outstanding common stock?
Based on shares of common stock outstanding as of    , 2020, if this offering is fully subscribed, we will have     shares of common stock outstanding, representing an increase of   % in our outstanding shares as of the record date. If you fully exercise your basic rights, your proportional interest in our company will not change. If you exercise only a portion, or none, of your basic rights, your interest in our company will be diluted and your proportional interest in our company will decrease.
The number of shares of common stock outstanding listed in each case above assumes that (a) all of the other shares of common stock issued and outstanding on the record date will remain issued and outstanding and owned by the same persons as of the closing of this offering, and (b) we will not issue any shares of common stock in the period between the record date and the closing of this offering.
How much will we receive from this offering, and how will the proceeds be used?
If this offering is fully subscribed, we estimate our net proceeds from the offering will total approximately $   million, after deducting fees and expenses of RHK Capital, as dealer-manager, and our other estimated offering expenses. We intend to use the net proceeds to accelerate our restructuring efforts, improve our overall liquidity and reduce our indebtedness, and for other general corporate purposes.
If my exercise of subscription rights is not valid or if this offering is not completed, will my subscription payment be refunded to me?
Yes. An escrow agent retained by the subscription agent will hold all funds it receives in escrow until the completion or termination of this offering. If your exercise of subscription rights is deemed not to be valid or this offering is not completed, all subscription payments received by the subscription agent will be promptly returned, without interest or deduction, following the expiration of the offering. If you own shares through a nominee (including any mobile investment platform), it may take longer for you to receive your subscription price repayment because the subscription agent will return payments through your nominee.

What fees or charges apply if I purchase units in this offering?
We are not charging any fee or sales commission to issue rights to you or, if you exercise any of your subscription rights, to issue units to you. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee (including any mobile investment platform), you are responsible for paying any fees your nominee may charge you.
What are the U.S. federal income tax consequences of exercising my subscription rights?
For U.S. federal income tax purposes, a rights holder should not recognize income or loss in connection with the receipt or exercise of rights in this offering. You should consult your tax advisor as to your particular tax consequences resulting from the offering. For a summary of certain U.S. federal income tax consequences of this offering, see “Material U.S. Federal Income Tax Considerations.”
To whom should I send my forms and payment?
If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee (including any mobile investment platform), then you should deliver all required subscription documents and subscription payments pursuant to the instructions provided by your nominee. If your shares of common stock are held in your name, then you should send your subscription certificate, all other required subscription documents and your subscription payment by mail to:
Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
or by hand delivery or overnight courier to:
Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717
You and, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription certificate, as well as for completing delivery of all other required subscription documents and your subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and for clearance of payments before the expiration of this offering. If you hold your common stock through a broker, dealer, custodian bank or other nominee (including any mobile investment platform), your nominee may establish an earlier deadline before the expiration date of this offering.
Who is the dealer-manager?
RHK Capital will act as dealer-manager for this offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, RHK Capital will use its commercially reasonable efforts to solicit the exercise of subscription rights. We have agreed to pay RHK Capital certain fees for acting as dealer-manager and to reimburse it for certain expenses incurred in connection with this offering. RHK Capital is not underwriting or placing any of the subscription rights or the shares of common stock or Series A warrants being issued in this offering and is not making any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares of common stock or Series A warrants.
Whom should I contact if I have other questions?
If you have any questions regarding this offering, completion of the subscription certificate or any other subscription documents or submitting payment in the offering, please contact D.F. King, the information agent, by telephone at (212) 269-5550 (bankers and brokers) or (800) 290-6432 (all others) or by email at AP@dfking.com.

USE OF PROCEEDS
If this offering is fully subscribed, we estimate our net proceeds from the offering will total approximately $    million, after deducting fees and expenses of RHK Capital, as dealer-manager, and our other estimated offering expenses.
We intend to use the net proceeds to accelerate our restructuring efforts, improve our overall liquidity and reduce our indebtedness, and for other general corporate purposes. Because we cannot currently specify with any certainty the particular uses of a significant portion of our net proceeds, our management will have broad discretion in the application of those net proceeds.
Pending use of our net proceeds, we intend to initially reduce borrowing on our credit line and may invest the excess net proceeds in short-term, investment-grade, interest-bearing instruments, certificates of deposit, or direct or guaranteed obligation of the U.S. government.

CAPITALIZATION
The table below sets forth our capitalization as of March 31, 2020 on an actual basis and on a pro forma basis to reflect our issuance and sale of    shares of common stock and Series A warrants to purchase     shares of common stock in this offering and our receipt and application of the proceeds from this offering, after deducting fees and expenses of RHK Capital, as dealer-manager, and our other estimated offering expenses. This table should be read in conjunction with “Use of Proceeds” above and our consolidated audited and unaudited financial statements and the notes thereto incorporated by reference in this prospectus.
	March 31, 2020
	Actual	Pro Forma
	(in thousands)
Debt – current portion	$21,085	$
Long-term debt	$47,139
Shareholders’ equity:
Common stock – par value $1.00; authorized 40,000 shares; issued and outstanding 12,659 shares	12,659
Additional paid-in capital	156,602
Retained deficit	(47,199)
Accumulated other comprehensive loss	(72,937)
Total Ampco-Pittsburgh shareholders’ equity	49,125
Noncontrolling interest	7,054
Total shareholders’ equity	56,179
Total capitalization	$103,318
The table above excludes:
•	696,789 shares of common stock issuable upon the exercise of outstanding options and other equity awards;
•	529,174 shares of common stock reserved for issuance under our equity incentive plan; and
•	shares of common stock issuable upon the exercise of Series A warrants sold in this offering.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY
Our common stock is traded on the NYSE under the symbol “AP.” As of July 20, 2020, the last reported sale price of the common stock as reported on the NYSE was $2.86 per share. As of July 20, 2020, there were approximately 379 holders of record of common stock. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees (including any mobile investment platform).
We paid cash dividends on shares of our common stock in every year since 1965 through mid-2017. In June 2017, we announced that we would suspend quarterly cash dividends, beginning with the second quarter of 2017.

THE RIGHTS OFFERING
Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and the information incorporated by reference into this prospectus.
Reasons for this Offering
In accordance with our strategic plan, we are conducting this offering primarily to accelerate our restructuring efforts, improve our overall liquidity and reduce our indebtedness, and for other general corporate purposes. Our board of directors has approved this offering, and it appointed a pricing committee to further consider and establish the pricing and other financial terms of the securities in the offering. Based on information available to the board and its pricing committee, as well as subsequent analyses of the board and its pricing committee, the board believes that this offering is in the best interests of our company and shareholders. Neither our board nor its pricing committee is, however, making any recommendation regarding your exercise of the subscription rights.
Our board and its pricing committee considered and evaluated a number of factors relating to this offering, including:
•	our current capital resources and indebtedness, and our future need for additional liquidity and capital;
•	our need for increased financial flexibility in order to enable us to achieve our business plan;
•	the size and timing of the offering and alternative securities to be offered;
•	the potential dilution to our current shareholders if they choose not to participate in the offering;
•	the non-transferability of the subscription rights;
•	alternatives available for raising capital;
•	the potential impact of the offering on the public float for the common stock if the Series A warrants are exercised; and
•	the fact that existing shareholders would have the opportunity to purchase additional units.
Terms of this Offering
We are issuing, at no charge, non-transferable subscription rights entitling holders of common stock as of the record date, whom we refer to as rights holders or you. Your subscription rights will consist of:
•	your basic right, which will entitle you to purchase a number of units equal to the number of shares of common stock you held as of the record date; and
•
your over-subscription privilege, which will be exercisable only if you exercise your basic right in full and will entitle you to purchase additional units for which other rights holders do not subscribe, subject to the pro rata allocations and ownership limitation described in “—Over-Subscription Privilege.”

All units are being offered and sold at a subscription price of $   per unit.
Each unit will consist of:
•	shares of common stock; and
•	a Series A warrant exercisable for shares of common stock at an exercise price of $ .
The shares of common stock and Series A warrant comprising a unit may only be purchased as a unit, but will be issued separately. Subscription rights will not be transferrable. The subscription rights may only be exercised in aggregate for whole numbers of units.
Subscription rights may be exercised at any time during the subscription period, which commences on August 18, 2020, and ends at 5:00 p.m. (Eastern time) on September 16, 2020, the expiration date, unless extended by us.
The shares of common stock issued upon the exercise of subscription rights are expected to be listed on the NYSE under the symbol “AP.” We have applied to list the Series A warrants for trading on the New York Stock

Exchange, but we cannot assure you will be able to meet the applicable listing standards. The subscription rights will be evidenced by subscription certificates that will be mailed to shareholders, except as discussed below under “Foreign Shareholders.”
For purposes of determining the number of units a rights holder may acquire in this offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the subscription rights that are issued to Cede & Co. or the other depository or nominee on their behalf.
There is no minimum number of subscription rights that must be exercised in order for this offering to close.
Over-Subscription Privilege
If you exercise your basic rights in full, you may also choose to exercise your over-subscription privilege.
Allocation of Units Available for Over-Subscription Privileges
Subject to the ownership limitation described below, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of units available, however, we will allocate the available units pro rata among the rights holders in proportion to the number of over-subscription units for which they have subscribed. Broadridge Corporate Issuer Solutions, Inc., which will act as the subscription agent in connection with this offering and which we refer to as the subscription agent, will determine the over-subscription allocation based on the formula described above.
To the extent your aggregate subscription payment for the actual number of unsubscribed units available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed units available to you, and any excess subscription payment will be promptly returned to you, without interest or deduction, after the expiration of this offering.
We can provide no assurances that you will actually be entitled to purchase the number of units issuable upon the exercise of your over-subscription privilege in full at the expiration of this offering.
Expiration of Offer
This offering will expire at 5:00 p.m. (Eastern time) on September 16, 2020, unless extended by us, and subscription rights may not be exercised thereafter.
Our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, not to exceed 45 days from the initial expiration date, to the extent it determines that doing so is in the best interest of our shareholders.
Any extension of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m. (Eastern time) on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.
Determination of the Subscription Price
The $    subscription price was set by the pricing committee of our board of directors considering, among other things, input from the dealer-manager for this offering. In approving the subscription price, the pricing committee considered, among other things, the following factors:
•	the market price of common stock prior to public announcement of the subscription price;
•	the fact that the subscription rights will be non-transferable;
•	the fact that holders of rights will have an over-subscription privilege;

•	the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to RHK Capital, and our ability to access capital through such alternatives;
•	comparable precedent transactions, including the range of discounts to market value represented by the subscription prices in other rights offerings;
•	the size of this offering; and
•	the general condition of the securities market.
No Recombination of Units
The shares of common stock and the Series A warrants comprising the units will be issued separately upon the exercise of subscription rights, and the units will not trade as a separate security. Rights holders may not recombine shares of common stock and Series A warrants to receive a unit.
Subscription Agent
Broadridge Corporate Issuer Solutions, Inc., the subscription agent, will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $16,500, plus reimbursement for all out-of-pocket expenses related to the offering.
A completed subscription certificate, together with full payment of the subscription price, must be sent to the subscription agent for all whole numbers of units subscribed for through the exercise of a basic right and the over-subscription privilege by one of the methods described below. We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m. (Eastern time) on the expiration date of this offering or by the close of business on the second business day after the expiration date of the offering following timely receipt of a notice of guaranteed delivery. See “Payment for Securities” below. In this prospectus, close of business means 5:00 p.m. (Eastern time) on the relevant date.
Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the subscription rights.

By Mail:	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718

By Hand or Overnight Courier:	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Delivery to an address other than one of the addresses listed above may not constitute valid delivery and, accordingly, may be rejected by us.
Information Agent
Any questions or requests for assistance concerning the method of subscribing for units or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to D.F. King, the information agent, by telephone at (212) 269-5550 (bankers and brokers) or (800) 290-6432 (all others) or by email at AP@dfking.com.
Rights holders may also contact their broker-dealers or nominees (including any mobile investment platform) for information with respect to this offering.

Warrant Agent
The warrant agent for the Series A warrants is Broadridge Corporate Issuer Solutions, Inc.
Methods for Exercising Subscription Rights
Exercise of the Subscription Right
Subscription rights are evidenced by subscription certificates that, except as described below under “Foreign Shareholders,” will be mailed to record date shareholders or, if a record date shareholder’s shares are held by a depository or nominee (including any mobile investment platform) on his, her or its behalf, to such depository or nominee. Subscription rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the units at the estimated subscription price by the expiration date of this offering. Subscription rights may also be exercised by contacting your broker, trustee or other nominee (including any mobile investment platform), who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the second business day after the expiration date. A fee may be charged by your broker, trustee or other nominee (including any mobile investment platform) for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m. (Eastern time) on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Securities”) at the offices of the subscription agent at the address set forth above.
Exercise of the Over-Subscription Privilege
Rights holders who fully exercise all of their basic rights may purchase additional shares in accordance with the over-subscription privilege by indicating on their subscription certificate the number of additional units they are willing to acquire. If sufficient units are available after all exercises of basic rights, we will seek to honor over-subscriptions requests in full, subject to the pro rata allocations and ownership limitation described in “—Over-Subscription Privilege.”
Record Date Shareholders Whose Shares are Held by a Nominee
Record date shareholders whose shares are held by a nominee, such as a bank, broker-dealer, trustee, depositories or mobile investment platform, must contact that nominee to exercise their subscription rights. In that case, the nominee will complete the subscription certificate on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment for Securities” below.
Nominees
Nominees, such as brokers, trustees, depositories or mobile investment platforms for securities, who hold shares of common stock for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the subscription rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “Payment for Securities” below.
Guaranteed Delivery Procedures
If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:
•
deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth below under “Payment for Securities;”

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery;” and
•
deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related Nominee Holder Certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Instructions for Use of Non-Transferable Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.
In your Notice of Guaranteed Delivery, you must provide:
•	your name;
•
the number of subscription rights represented by your rights certificate, the number of shares of units for which you are subscribing under your basic rights, and the number of units for which you are subscribing under your over-subscription privilege, if any; and

•
your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

General
All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.
We reserve the right to reject any exercise of rights if such exercise is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of units thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.
No Revocation or Change
Once you submit the subscription certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase units at the subscription price.
Transferability
Subscription Rights. The subscription rights are evidenced by a subscription certificate and are non-transferable. The subscription rights will not be listed for trading on the NYSE or any other securities exchange or trading system.
Units. The common stock and Series A warrants comprising the units will be issued separately. The units will not be issued as a separate security and will not be transferable.
Common Stock. The shares of common stock included in units will be separately transferable following their issuance. All of the shares of common stock issued in this offering are expected to be listed on the NYSE.

Series A Warrants. The Series A warrants will be separately transferable following their issuance and through August 1, 2025 and will be exercisable for cash or, solely during any period when a registration statement covering the issuance of the shares of common stock subject to the Series A warrants is not in effect, on a cashless basis. We have applied to list the Series A warrants for trading on NYSE American. We may not be able to meet the applicable standards for the listing of the Series A warrants on NYSE American. Among other requirements, in order for the Series A warrants to be listed on NYSE American, at least 100 holders must purchase and hold at least 200,000 Series A warrants. We cannot assure you that we will meet these, or other, listing standards of with respect to the Series A warrants. If we do not meet such required listing standards, we will endeavor to list the Series A warrants on another suitable securities exchange or recognized trading stystem.
Foreign Shareholders
Subscription certificates will not be mailed to foreign shareholders. Foreign shareholders will receive written notice of this offering. The subscription agent will hold the subscription rights to which those subscription certificates relate for these shareholders’ accounts until instructions are received to exercise the subscription rights, subject to applicable law.
Payment for Securities
Participating rights holders may choose between the following methods of payment:
(1)
A participating rights holder may send to the subscription agent (a) payment of the subscription price for units acquired in the basic right and any additional units subscribed for pursuant to the over-subscription privilege and (b) a properly completed and duly executed subscription certificate, which must be received by the subscription agent at the subscription agent’s offices set forth above (see “—Subscription Agent”), at or prior to 5:00 p.m. (Eastern time) on the expiration date. A properly completed and duly executed subscription certificate and full payment for the units must be received by the subscription agent at or prior to 5:00 p.m. (Eastern time) on September 16, 2020, unless this offering is extended by us.

(2)
A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery or otherwise guaranteeing delivery of (a) payment of the full subscription price for the units subscribed for in the basic right and any additional units subscribed for pursuant to the over-subscription privilege, and (b) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the units is received by the subscription agent at or prior to 5:00 p.m. (Eastern time) on September 16, 2020, unless this offering is extended by us.

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to the order of “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Ampco-Pittsburgh Corporation.” Payment also may be made by wire transfer to the account maintained by Broadridge Corporate Issuer Solutions, Inc., as subscription agent, for purposes of accepting subscriptions in this offering at    , ABA #    , Account #    , with reference to the rights holder’s name. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the units.
The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m. (Eastern time) on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.
Whichever of the two methods described above is used, subscription rights will not be successfully exercised unless the subscription agent actually receives checks and actual payment. If a participating rights holder who subscribes for units as part of the basic right or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or as promptly as practicable of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the units to other participating rights holders in accordance with the over-subscription privilege; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of units that could be acquired by such participating rights holder upon exercise of the basic right and/or the over-subscription privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for units.
All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, whose determinations will be final and binding. We may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.
Escrow Arrangements; Return of Funds
An escrow agent retained by the subscription agent will hold funds received in payment for units in a segregated escrow account pending completion of the rights offering. An escrow agent retained by the subscription agent will hold this money in escrow until the rights offering is completed or is terminated. If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be promptly returned, without interest or penalty.
Delivery of Securities
Shareholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares of common stock and Series A warrants comprising units that they acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other shareholders, certificates for all common stock or Series A warrants acquired will be mailed after payment for all the units subscribed for has cleared, which may take up to 15 business days from the expiration date.
Termination
We reserve the right to terminate the rights offering before its expiration for any reason. In particular, we may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the board would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering in whole or in part, we will issue a press release notifying the shareholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be promptly returned, without interest or penalty, following such termination.
If this offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from rights holders. All monies received by the subscription agent in connection with this offering will be held in escrow by an escrow agent retained by the subscription agent, on our behalf, in a segregated account. Any interest earned on such account shall be payable to us even if we determine to terminate this offering and return your subscription payment.
No Recommendation to Shareholders
Our board of directors has not made, nor will it make, any recommendation to shareholders regarding the exercise of subscription rights under this offering. We cannot predict the price at which shares of our outstanding common stock will trade after this offering. You should consult with your legal, tax and financial advisors prior to making your independent investment decision about whether or not to exercise your subscription rights.

Holders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for common stock will ever be above the subscription price or above the exercise price of the Series A warrants, or that anyone purchasing units, or exercising Series A warrants to purchase shares, will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your subscription rights, you will lose any value represented by your subscription rights, and if you do not exercise your basic rights in full, your percentage ownership interest in our company will be diluted. For more information on the risks of participating in this offering, see “Risk Factors.”
Effect of the Rights Offering on Existing Shareholders; Interests of Certain Shareholders, Directors and Officers
Based on shares outstanding as of      , 2020, after giving effect to this offering (assuming that it is fully subscribed and that the Series A warrants issued in the offering are exercised in full), we would have approximately    shares of common stock outstanding, representing an increase in outstanding shares of approximately    %. If you fully exercise the basic rights that we distribute to you, your proportional interest in our company will remain the same. If you do not exercise any subscription rights, or you exercise less than all of your basic rights, your interest in our company will be diluted, as you will own a smaller proportional interest in our company compared to your interest prior to this offering.
The number of shares of common stock outstanding listed in each case above assumes that (a) all of the other shares of common stock issued and outstanding on the record date will remain issued and outstanding and owned by the same persons as of the closing of this offering, and (b) we will not issue any shares of common stock in the period between the record date and the closing of the offering.
Material U.S. Federal Income Tax Treatment of Rights Distribution
The receipt and exercise of subscription rights by shareholders should generally not be taxable for U.S. federal income tax purposes. You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Consequences.”
Distribution Arrangements
RHK Capital is the dealer-manager for this offering. The dealer-manager will provide marketing assistance and advice to us in connection with this offering and will use its best efforts to solicit the exercise of basic rights and participation in the over-subscription privileges. The dealer-manager is not underwriting or placing any of the rights or the shares of common stock or Series A warrants to be issued in this offering and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares of common stock or Series A warrants. We have agreed to pay the dealer-manager certain fees and to reimburse the dealer-manager for certain expenses in connection with this offering. See “Plan of Distribution.”
Fees and Expenses
We will pay all fees charged by the subscription agent, the information agent, the warrant agent and RHK Capital acting as dealer-manager for this offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights.
Other Matters
We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of common stock from rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this offering in those states or other jurisdictions, or change the terms of the offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any units you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in this offering.

DESCRIPTION OF SECURITIES
We are issuing non-transferable subscription rights, at no charge, to each holder of common stock as of a record date of 5:00 p.m. (Eastern time) on      , 2020, whom we refer to as a holder or you. For each share of common stock you hold as of the record date, we will issue to you (a) one basic right entitling you to purchase one unit at a subscription price of $    and (b) an over-subscription privilege which will entitle you to purchase additional units for which other rights holders do not subscribe, subject to you exercising your basic right in full and other limitations. Each unit will consist of    shares of common stock and a Series A warrant exercisable for    shares of common stock at a per share price of $   . The subscription rights may only be exercised in aggregate for whole numbers of units. The common stock and Series A warrants comprising the units may only be purchased as a unit, but will be issued separately.
The following is a description of the material terms of our charter, by-laws, and the Pennsylvania Business Corporation Law of 1988, or the PBCL. This description of our charter and by-laws does not purport to be complete and is qualified in its entirety by the provisions of our charter and by-laws, copies of which have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
General
Our authorized capital stock consists of 40,000,000 shares of common stock, par value $1.00 per share, and 3,000,000 shares of preference stock, without par value, the rights and preferences of which may be established from time to time by our board of directors. As of June 23, 2020, 12,794,148 shares of common stock were outstanding and were held by approximately 379 holders. No shares of preference stock were issued or outstanding as of June 23, 2020.
Common Stock
Each share of common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preference stock, each shareholder is entitled to receive any dividends, in cash, stock, or otherwise, as our board of directors may declare. Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or unable to pay our debts as they become due in the usual course of business, or if we would become so as a result of the dividend or repurchase. In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preference stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution after providing for claims of creditors as required by the PBCL.
Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preference stock that we may designate and issue in the future.
Under the PBCL, cumulative voting applies to the election of directors by holders of common stock (and holders of any series of preference stock that is entitled to vote in the election of directors).
Preference Stock
Under Pennsylvania law and our restated articles, our board of directors, without further action by the shareholders, is authorized to designate and issue preference stock in one or more series and to fix as to any series the annual dividend or dividend rate, the relative priority as to dividends, redemption prices, preferences on dissolution, the terms of any sinking fund, voting rights, conversion rights, if any, and any other preferences or special rights and qualifications. The board has authorized 150,000 shares of Series A Preference Stock in 1998. None of those Series A shares has been issued.
If we create one or more series of preference stock, it or they may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The authorized Series A preference stock contains such provisions. In addition, shares of preference stock may have class or series voting rights or rights to vote with the common stock, and may have more than one vote per share. Issuances of preference stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. We have no present plans to issue any preference stock, including any of the authorized Series A Preference Stock.
Series A Warrants Included in Units Issuable in this Offering
The Series A warrants to be issued as a part of this offering will be designated as Series A warrants. These Series A warrants will be separately transferable following their issuance and through their expiration
years from the date of issuance. We plan to apply to list the Series A warrants for trading on     , however, there is no assurance that we will be able to meet the applicable standards for the listing of the Series A warrants on     . The common stock underlying the Series A warrants, upon issuance, is expected to be listed for trading on the NYSE under the symbol “AP.”
Exercisability. Each warrant will be exercisable at any time and from time to time after the date of issuance and will expire    years from the date of issuance. The Series A warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us the warrant certificate or warrant, as applicable a duly executed exercise notice and payment in full for the number of shares of common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below.
Cashless Exercise. If at the time of exercise of the Series A warrants there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the warrant, the holder may exercise the warrant on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of common stock purchasable upon such exercise.
Exercise Price. Each Series A warrant represents the right to purchase    shares of common stock at an exercise price of $   per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations, reclassifications or certain similar transactions.
Transferability. Subject to applicable laws and restrictions, a holder may transfer a warrant upon surrender of the warrant to us with a completed and signed assignment in the form attached to the warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.
Exchange Listing. We have applied to list the Series A warrants for trading on NYSE American. We may not be able to meet the applicable standards for the listing of the Series A warrants on NYSE American. Among other requirements, in order for the Series A warrants to be listed on NYSE American, at least 100 holders must purchase and hold at least 200,000 Series A warrants. We cannot assure you that we will meet these, or other, listing standards of NYSE American with respect to the Series A warrants. If we do not meet such required listing standards, we will endeavor to list the Series A warrants on another suitable securities exchange or recognized trading system.
Rights as Shareholder. The holder of a Series A warrant, solely in such holder’s capacity as a holder of a Series A warrant, will not be entitled to vote or to any of the other rights of our shareholders.
Amendments and Waivers. The provisions of each Series A warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holders of a majority of the outstanding Series A warrants.
The Series A warrants will be issued pursuant to a warrant agreement by and between us and Broadridge Corporate Issuer Solutions, Inc., the warrant agent.
Anti-Takeover Provisions
Certain provisions of our charter and by-laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by it. They may also discourage an unsolicited takeover of our company if the board determines that the takeover is not in our best interests. These provisions could have the effect of discouraging certain attempts to acquire our company or remove incumbent management even if some or a majority of shareholders deemed such an attempt to be in their best interests.

These provisions in our charter include: (a) the classification of the board of directors into three classes; (b) a provision fixing the size of the board of directors to no more than 15 members and no fewer than five; and (c) the authority to issue additional shares of common stock or preference stock without shareholder approval.
Our charter also includes a provision requiring the affirmative vote of the holders of 75% of the voting power of the then outstanding capital stock of our company to (a) remove the entire board of directors, a class of the board of directors, or any individual member of the board of directors; provided, however that no individual director can be removed without cause (unless the entire board of directors or any class of directors is removed) in case the votes cast against such removal would be sufficient, if voted cumulatively for such director to elect him or her to the class of directors of which he or she is a member, or (b) approve amendments to our charter, unless such amendment, repeal or provision has been approved by at least a two-thirds vote of the whole board of directors, in which event the affirmative vote of the holders of not less than a majority of the voting power of the then outstanding shares of capital stock of our company entitled to vote in an annual election of directors, voting together as a single class, will be required.
The by-laws provide that any shareholder who desires to present a nomination of person(s) for election to the board of directors or a proposal of other business at a shareholders’ meeting, or a proponent, must first provide timely written notice to our secretary. The by-laws set forth the deadlines for submitting such advance notice. the advance notice must set forth in reasonable detail (a) as to each person the shareholder proposes to nominate for election to the board, information concerning the proposed nominee, including such nominee’s consent to serve as a director if elected and other specific information called for by the by-laws, or (b) as to any other business that the shareholder proposes to bring before the meeting, a description of the substance of the proposal. The advance notice must include all such information regarding the proponent and/or nominee(s) which would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. The advance notice must also include a representation from the proponent that such person is a shareholder of record of our company, is entitled to vote at the shareholders’ meeting, and intends to appear in person or by proxy at the meeting to present the nomination or other proposal specified in the notice, and a description of any agreements, arrangements, or understandings between the proponent and any other person or persons (naming such persons) pursuant to which the proposal is to be made by the proponent.
PBCL Anti-Takeover Provisions
The PBCL contains a number of statutory “anti-takeover” provisions, including Subchapters E, F, G and H of Chapter 25 and Sections 2513, 2521, 2524, 2538, and 2539 of the PBCL, which apply automatically to different categories of Pennsylvania registered corporations (usually a public company) unless the corporation elects to opt-out of those provisions. We are a Pennsylvania registered corporation of the type subject to the broadest number of those provisions, and as a result, except for the provisions from which we have opted out (as noted below), we are subject to the anti-takeover provisions described below. Descriptions of the anti-takeover provisions are qualified in their entirety by reference to the PBCL.
Subchapter F (relating to business combinations) generally delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and our company. The term “business combination” is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An “interested shareholder” is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.
Section 2513 of the PBCL authorizes the use of shareholder rights plans, or poison pills, that preclude or limit the exercise of such rights by persons making an offer to acquire a corporation’s shares.
Section 2521 of the PBCL provides that shareholders are not entitled by statute to call special meetings of the shareholders and our by-laws do not give shareholders any right to call special meetings.
Section 2524 provides that shareholders cannot act by partial written consent unless permitted in the articles of incorporation.
Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with “interested shareholders.”

Section 2539 of the PBCL prohibits a “short-form” merger of a registered corporation (which ordinarily could be done by an 80%-or-more shareholder vote of a target corporation, without further action by the target corporation’s board or other shareholders) unless the board of directors of the target corporation approves the merger.
We have elected to opt out of Subchapters E, G, and H of Chapter 25 of the PBCL. Subchapter E (relating to control transactions) would have generally provided that if any person or group acquires 20% or more of the voting power of our company, the remaining holders of voting shares may demand from such person or group the fair value of their voting shares, including a proportionate amount of any control premium. Subchapter G would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition. Subchapter H would have required a person or group to disgorge to us any profits received from a sale of our equity securities within 18 months after the person or group acquired, offered to acquire or publicly disclosed an intention to acquire 20% of our voting power or publicly disclosed an intention to acquire control of us.
Under the PBCL, directors owe a fiduciary duty to our company. In discharging that duty, directors may, in considering our best interests, consider, to the extent they deem appropriate, the effects of any action upon any or all groups affected, including shareholders, employees, customers, suppliers, and creditors and upon communities in which officers or other establishments of our company are located. The board of directors need not consider the interests of any particular group affected by an action as a dominant or controlling interest. Under the PBCL, the fiduciary duty of directors does not require the board of directors to redeem or modify or render inapplicable any shareholder rights plan, to render inapplicable or make any determinations under Subchapter F or any other provision of the PBCL relating to or affecting acquisitions or proposed acquisitions of control of our company, or otherwise act solely because of the effect that such action might have upon a potential or proposed acquisition of our company or the amount that might be offered or paid to shareholders in such an acquisition.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the material U.S. federal income tax considerations with respect to the receipt and exercise (or expiration) of the subscription rights acquired through this offering, the ownership and disposition of shares of common stock and Series A warrants received upon exercise of the subscription rights, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the subscription rights, Series A warrants or shares of common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of subscription rights acquired through this offering by persons holding shares of common stock, the exercise (or expiration) of the subscription rights, the acquisition, ownership and disposition (or expiration) of Series A warrants acquired upon exercise of the subscription rights, and the acquisition, ownership and disposition of shares of common stock acquired upon exercise of the Series A warrants.
This discussion is limited to shareholders that hold the subscription rights, Series A warrants and shares of common stock, in each case, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a rights holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to rights holders subject to particular rules, including:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•
persons holding the subscription rights, Series A warrants or shares of common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell Series A warrants or shares of common stock under the constructive sale provisions of the Code;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the subscription rights, Series A warrants or shares of common stock being considered in an “applicable financial statement” (as defined in the Code);

•	persons for whom our capital stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•	persons who hold or receive the subscription rights, Series A warrants or shares of common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
•	tax-qualified retirement plans.
If an entity treated as a partnership for U.S. federal income tax purposes holds subscription rights, shares of common stock and Series A warrants acquired upon exercise of subscription rights or shares of common stock acquired upon exercise of the Series A warrants, as the case may be, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF COMMON STOCK AND SERIES A WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS AND SHARES OF COMMON STOCK ACQUIRED UPON EXERCISE OF SERIES A WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Tax Considerations Applicable to U.S. Holders
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. holder” is any beneficial owner of subscription rights, shares of common stock and Series A warrants acquired upon exercise of subscription rights, or shares of common stock acquired upon exercise of Series A warrants, as the case may be, that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (a) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (b) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Receipt of Subscription Rights
Section 305(a) of the Code states that a shareholder’s taxable income does not include in-kind stock dividends. The general non-recognition rule in Section 305(a) of the Code is, however, subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions” and certain distributions with respect to certain preferred stock. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a corporation’s assets or earnings and profits.
Although the authorities governing transactions such as this offering are complex and do not speak directly to the consequences of certain aspects of the offering, including the effects of the over-subscription privilege, we do not believe a U.S. holder’s receipt of subscription rights pursuant to the offering should be treated as a taxable distribution with respect to their existing shares of common stock for U.S. federal income tax purposes. Our position regarding the tax-free treatment of the receipt of subscription rights with respect to existing shares of common stock is not binding on the IRS or the courts. If this position were finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to U.S. rights in the manner described under “—Tax Consequences Applicable to U.S. Holders- Distributions on Common Stock” below. If our position were incorrect, the U.S. federal income tax consequences applicable to the rights holders may also be materially different than as described below.
The following discussion is based upon the treatment of the subscription right issuance as a non-taxable distribution with respect to a U.S. holder’s existing shares of common stock for U.S. federal income tax purposes.

Tax Basis and Holding Period in the Subscription Rights
If the fair market value of the subscription rights a U.S. holder receives with respect to existing shares of common stock is less than 15% of the fair market value of the U.S. holder’s existing shares of common stock (with respect to which the subscription rights are distributed) on the date the U.S. holder receives the subscription rights, the subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. holder elects to allocate its tax basis in its existing shares of common stock between its existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If a U.S. holder chooses to allocate tax basis between its existing shares of common stock and the subscription rights, the U.S. holder must make this election on a statement included with its timely filed tax return (including extensions) for the taxable year in which the U.S. holder receives the subscription rights. Such an election is irrevocable. If the fair market value of the subscription rights a U.S. holder receives is 15% or more of the fair market value of their existing shares of common stock on the date the U.S. holder receives the subscription rights, however, then the U.S. holder must allocate its tax basis in its existing shares of common stock between those shares and the subscription rights the U.S. holder receives in proportion to their fair market values determined on the date the U.S. holder receives the subscription rights. The holding period of subscription rights received will include a holder’s holding period in shares of common stock with respect to which the subscription rights were distributed. Please refer to discussion below regarding the U.S. tax treatment of a U.S. holder that, at the time of the receipt of the subscription right, no longer holds the common stock with respect to which the subscription right was distributed.
The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, U.S. holders should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of common stock on the date that the subscription rights are distributed, the exercise price of the Series A warrants, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.
Exercise of Subscription Rights
Generally, a U.S. holder will not recognize gain or loss upon the exercise of a subscription right received in this offering. A U.S. holder’s adjusted tax basis, if any, in the subscription right plus the subscription price should be allocated between the new shares of common stock and the warrants acquired upon exercise of the subscription right in proportion to their relative fair market values on the exercise date. This allocation will establish the U.S. holder’s initial tax basis for U.S. federal income tax purposes in the new shares of common stock and warrants received upon exercise. The holding period of a share of common stock or a warrant acquired upon exercise of a subscription right in this offering will begin on the date of exercise.
If, at the time of the receipt or exercise of the subscription right, the U.S. holder no longer holds the common stock with respect to which the subscription right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of common stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of common stock and Series A warrants acquired upon exercise of the subscription right. If a U.S. holder exercises a subscription right received in this offering after disposing of shares of common stock with respect to which the subscription right is received, the U.S. holder should consult its tax advisor.
Expiration of Subscription Rights
If a U.S. holder that receives subscription rights with respect to their common stock allows such subscription rights received in this offering to expire, the U.S. holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. holder should re-allocate any portion of the tax basis in its existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.

Sale or Other Disposition, Exercise or Expiration of Series A Warrants
Upon the sale or other disposition of a Series A warrant (other than by exercise), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. holder’s tax basis in the Series A warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Series A warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.
In general, a U.S. holder will not be required to recognize income, gain or loss upon exercise of a warrant for its exercise price. A U.S. holder’s tax basis in a share of common stock received upon exercise of the Series A warrants will be equal to the sum of (1) the U.S. holder’s tax basis in the warrants exchanged therefor and (2) the exercise price of such Series A warrants. A U.S. holder’s holding period in the shares of common stock received upon exercise will commence on the day after such U.S. holder exercises the Series A warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the shares of common stock received upon exercise of warrants should commence on the day after the warrants are exercised. In the latter case, the holding period of the shares of common stock received upon exercise of warrants would include the holding period of the exercised warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a Series A warrant as a taxable exchange. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received.
If a Series A warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in the Series A warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such Series A warrant is more than one year. The deductibility of capital losses is subject to certain limitations.
Constructive Dividends on Series A warrants
If at any time during the period in which a U.S. holder holds Series A warrants, we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the Series A warrants, if any, the exercise price of the Series A warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of the Series A warrants to the extent of our earnings and profits, notwithstanding the fact that such U.S. holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make an adjustment), such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the exercise price of the Series A warrants.
Distributions on Common Stock
If we make distributions of cash or property on common stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of common stock.
Sale, Exchange or Other Disposition of Common Stock
Upon a sale, exchange, or other disposition of common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the U.S. holder’s adjusted tax basis in common stock. A U.S. holder’s adjusted tax basis in common stock generally will equal its initial tax basis in common stock reduced by the amount of any cash distributions treated as a return of capital as described above. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for common stock exceeded one year at the time of disposition). Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
A U.S. holder may be subject to information reporting and backup withholding when such holder receives dividend payments or receives proceeds from the sale or other taxable disposition of the Series A warrants or shares of common stock acquired through exercise of the Series A warrants. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such U.S. holder:
•	fails to furnish such U.S. holder’s taxpayer identification number;
•	furnishes an incorrect taxpayer identification number;
•	is notified by the IRS that such U.S. holder previously failed to properly report payments of interest or dividends; or
•
fails to certify under penalties of perjury that such U.S. holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that such U.S. holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of subscription rights, shares of common stock and Series A warrants acquired upon exercise of subscription rights, or shares of common stock acquired upon exercise of Series A warrants, as the case may be, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
Receipt, Exercise and Expiration of the Subscription Rights
The discussion assumes that the receipt of subscription rights with respect to existing shares of common stock will be treated as a nontaxable distribution. See “—Tax Consequences Applicable to U.S. Holders—Receipt of Subscription Rights” above. Non-U.S. holders that receive subscription rights with respect to existing shares of common stock will generally not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the subscription rights.
Exercise of Series A Warrants
A non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of Series A warrants into shares of common stock. If a cashless exercise of the Series A warrants results in a taxable exchange, however, as described in “—Tax Considerations Applicable to U.S. holders—Sale or Other Disposition, Exercise or Expiration of Warrants,” the rules described below under “Sale or Other Disposition of Common Stock or Series A Warrants” would apply.
Constructive Dividends on Series A Warrants
If at any time during the period in which a non-U.S. holder holds Series A warrants we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the Series A warrants, the exercise price of the Series A warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such non-U.S. holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make an adjustment), such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to, or other assets of, the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants.
Distributions on Common Stock
If we make distributions of cash or property on common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of common stock or Series A warrants. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.
Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non- U.S. holder of common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).
Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Sale or Other Disposition of Common Stock or Series A Warrants
Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Series A warrants or common stock unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
Series A warrants or common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non- U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such non-U.S. holder is a United States person and such non-U.S. holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. Information returns generally will be filed with the IRS, however, in connection with any distributions (including deemed distributions) made on Series A warrants and common stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of Series A warrants or common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of Series A warrants or common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of Series A warrants or common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) or gross proceeds from the sale or other disposition of Series A warrants or common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends), and will apply to payments of gross proceeds from the sale or other disposition of Series warrants or common stock on or after January 1, 2019. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

PLAN OF DISTRIBUTION
As soon as practicable after 5:00 p.m. (Eastern time) on August 17, 2020, the record date for this offering, we will distribute the subscription rights and subscription certificates to persons who owned settled shares of common stock at 5:00 p.m. (Eastern time) on the record date. If you wish to exercise your subscription rights and purchase units, you should complete the subscription certificate and return it with the subscription payment to Broadridge Corporate Issuer Solutions, Inc., the subscription agent.
See “The Rights Offering—Methods for Exercising Subscription Rights.” If you have any questions or need further information about this offering, please contact D.F. King, the information agent, by telephone at (212) 269-5550 (bankers and brokers) or (800) 290-6432 (all others) or by email at AP@dfking.com.
Dealer-Manager
RHK Capital is the dealer-manager of this offering and, under the terms and subject to the conditions contained in its dealer-manager agreement with us, RHK Capital will provide marketing assistance and advice to us in connection with the offering.
We have agreed to pay RHK Capital a cash fee equal to 6.0%, a non-accountable expense fee of 1.8% and an out-of-pocket accountable expense allowance of 0.2% of aggregate subscription prices we receive. Notwithstanding the foregoing, we will pay RHK Capital a cash fee of (i) 1.5% (without any payment with respect to non-accountable or accountable expenses) on the aggregate proceeds from any cash exercise of the subscription rights which we receive from our executive officers and directors and any shareholders who beneficially own at least 5.0% of our common stock (“Significant Shareholders”), to the extent the aggregate subscription price from such officers and directors and Significant Shareholders is more than $5,000,000, and (ii) 3.0% (without any payment with respect to non-accountable or accountable expenses) on the aggregate proceeds from any cash exercise of the subscription rights which we receive from our executive officers and directors and any Significant Shareholders, to the extent the aggregate subscription price from such officers and directors and Significant Shareholders is less than $5,000,000.
We have agreed to indemnify RHK Capital and its affiliates against, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. RHK Capital’s participation in this offering is subject to customary conditions contained in the dealer-manager agreement. The dealer-manager agreement provides that the dealer-manager will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith, willful misconduct or gross negligence of the dealer-manager. The dealer-manager and its affiliates may provide to us from time to time in the future in the ordinary course of its business certain financial advisory, investment banking and other services for which it will be entitled to receive customary fees.
The maximum commission to be received by any independent broker-dealer, dealer-manager or any member of FINRA will not be greater than 8% of the gross proceeds from the exercise of subscription rights in this offering.
Other than as described herein, we do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying shares of common stock.
Some of our officers, employees and directors may solicit responses from holders of subscription rights. None of our officers, directors or employees will be compensated in connection with these actions by the payment of commissions or other remuneration based either directly or indirectly on the subscriptions, but will be reimbursed for reasonable expenses.
We have agreed to pay the subscription agent and the information agent customary fees plus certain expenses in connection with the offering. Except as described in this section, we are not paying any commissions, underwriting fees or discounts in connection with this offering.

Electronic Distribution
This prospectus may be made available in electronic format on websites or via email or through other online services maintained by RHK Capital or us. Other than this prospectus in electronic format, the information on our and RHK Capital’s websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or RHK Capital, and should not be relied upon by investors.
The foregoing does not purport to be a complete statement of the terms and conditions of the dealer-manager agreement between RHK Capital and us. A copy of the dealer-manager agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information.”
Regulation M Restrictions
RHK Capital, as dealer-manager, may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees received by it might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, RHK Capital would be required to comply with the requirements of the Securities Act and the Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of any purchases and sales of securities by RHK Capital acting as a principal. Under these rules and regulations, RHK Capital must not engage in any stabilization activity in connection with our securities, and must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act.
Price Stabilization
We have not authorized any person to engage in any form of price stabilization in connection with this offering.
Selling Restrictions
BELGIUM
The rights offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the securities has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.
The placement agent has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any securities, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the securities or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.
FRANCE
Neither this prospectus nor any other offering material relating to the securities has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the securities has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the securities to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2,D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such securities may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
UNITED KINGDOM/GERMANY/NORWAY/THE NETHERLANDS
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in this prospectus in name(s) of Member State(s) where prospectus will be approved or passported for the purposes of a non-exempt offer once this prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in name(s) of relevant Member State(s) only required where specific regulatory approvals being sought except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
The placement agent has represented, warranted and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.
ISRAEL
In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:
(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;
(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)
an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)
a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)
a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;
(h)
a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and
(j)
an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the securities offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.
ITALY
The rights offering of the securities offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the securities offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the securities offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the securities offered hereby or distribution of copies of this document or any other document relating to the securities offered hereby in Italy must be made:
(a)
by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and
(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.
SWEDEN
This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the securities offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will only be made to qualified investors in Sweden. This offering will be made to no more than 100 persons or entities in Sweden.

SWITZERLAND
The securities offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the securities being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The securities being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.
Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in securities.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Cozen O’Connor P.C., Pittsburgh, Pennsylvania. RHK Capital is being represented by Olshan Frome Wolosky LLP, New York, New York.
EXPERTS
The financial statements as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, and the related financial statement schedule, incorporated in this prospectus by reference from the 2019 Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Available Information
We make periodic filings and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. Our website address is http://ampcopgh.com/investors/. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2020; and
•	our Current Reports on Form 8-K filed with the SEC on March 10, 2020, May 8, 2020 and June 24, 2020.
In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Ampco-Pittsburgh Corporation
726 Bell Avenue, Suite 301
Carnegie, PA 15106
(412) 456-4470
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Subscription Rights to Purchase Up to     Units
Consisting of Up to     Shares of Common Stock and
Series A Warrants to Purchase Up to     Shares of Common Stock
at a Subscription Price of $   Per Unit

PROSPECTUS

    , 2020

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.
SEC registration fee	$2,726
NYSE listing fee	*
Subscription agent fees and expenses	*
Information agent fees and expenses	*
Warrant agent fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous fees and expenses	*
Total	*
*	To be provided by amendment.
Item 14.	Indemnification of Directors and Officers.
Sections 1741 and 1742 of the Pennsylvania Business Corporation Law, or the PBCL, provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, indemnification available under Section 1742 is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, and no indemnification shall be made under Section 1742 in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:
(1)	by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or
(2)	if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
(3)	by the shareholders.
Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to in PBCL Section 1741 or 1742, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by the indemnitee to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.
PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 1746 further provides that indemnification authorized under Section 1746 may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification pursuant to Section 1746 may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
The charter and by-laws of the registrant provide that, except as prohibited by law and as described below, the directors and officers of the registrant shall be indemnified as of right in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the registrant or otherwise) arising out of their service to the registrant or to another enterprise at the request of the registrant, except that under those provisions no right to indemnification shall exist in any case where the act or failure to act giving rise to the claim to indemnification is determined by a court to have constituted willful misconduct or recklessness and no such indemnification shall exist with respect to an action brought by such officer or director against the registrant, subject to specified exceptions.
PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.
The charter and by-laws of the registrant also provide that the registrant may purchase and maintain insurance to protect itself and any director or officer entitled to indemnification under the by-laws against any liability or expense asserted against such person and incurred by such person in respect of the service of such person to the registrant whether or not the registrant would have the power to indemnify such person against such liability or expenses by law or under the provisions of the by-laws.
The registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, the registrant may receive reimbursement for amounts as to which the directors and officers are indemnified by the registrant under the foregoing by-law indemnification provision. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing by-law indemnification provisions.
PBCL Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans. PBCL Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter E of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person, and the registrant’s charter and by-laws contain similar provisions with respect to the indemnification and advancement provided under the registrant’s charter and by-laws.
Item 15.	Recent Sales of Unregistered Securities.
Since January 1, 2017, we have not offered, sold or granted any securities that were not registered under the Securities Act of 1933.

Item 16.	Exhibits and Consolidated Financial Statement Schedules.
Exhibit	Description
1.1	Form of Dealer-Manager Agreement to be entered into by Ampco-Pittsburgh Corporation and Advisory Group Equity Services, Ltd. d/b/a RHK Capital
2.1
Share Sale and Purchase Agreement, dated December 2, 2015, by and between, inter alia, Åkers Holdings AB and Ampco-Pittsburgh Corporation, incorporated by reference to Current Report on Form 8-K filed on December 8, 2015

2.2
Addendum to Share Sale and Purchase Agreement, dated March 1, 2016, among Ampco-Pittsburgh Corporation, Ampco UES Sub, Inc., Altor Fund II GP Limited, and Åkers Holding AB, incorporated by reference to Current Report on Form 8-K filed on March 7, 2016

2.3
Second Addendum to Share Sale and Purchase Agreement, dated March 3, 2016, among Ampco-Pittsburgh Corporation, Ampco UES Sub, Inc., Altor Fund II GP Limited, and Åkers Holding AB, incorporated by reference to Current Report on Form 8-K filed on March 7, 2016

2.4
Purchase Agreement, dated November 1, 2016, by and among Ampco UES Sub, Inc., ASW Steel Inc., CK Pearl Fund, Ltd., CK Pearl Fund LP, and White Oak Strategic Master Fund, L.P., incorporated by reference to Current Report on Form 8-K filed on November 4, 2016

2.5
Purchase Agreement, dated September 30, 2019, by and among Ampco UES Sub, Inc., ASW Steel Inc., Valbruna Canada Ltd. and Ampco-Pittsburgh Corporation, incorporated by reference to Current Report on Form 8-K filed on October 3, 2019

3.1	Restated Articles of Incorporation, effective as of August 11, 2017, incorporated by reference to Quarterly Report on Form 10-Q filed on November 9, 2017
3.2	Amended and Restated By-laws, incorporated by reference to Current Report on Form 8-K filed on December 23, 2015
3.3	Amendment of Restated Article of Incorporation, effective as of May 9, 2019, incorporated by reference to Quarterly Report on Form 10-Q filed on May 10, 2019
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3
4.2	Form of Common Stock Certificate, incorporated by reference to Registration Statement on Form S-3 filed on January 19, 2018
4.3	Form of Non-Transferable Subscription Rights Certificate
4.4	Form of Series A Warrant Certificate
4.5	Form of Warrant Agreement between Ampco-Pittsburgh Corporation and Broadridge Corporate Issuer Solutions, Inc. with respect to Series A Warrants
5.1	Opinion of Cozen O’Connor P.C., regarding the legality of the securities being registered hereunder
8.1	Tax opinion of Cozen O’Connor P.C.
10.1
Shareholder Support Agreement, dated March 3, 2016, by and between Ampco-Pittsburgh Corporation and Altor Fund II GP Limited, incorporated by reference to Current Report on Form 8-K filed on March 7, 2016

10.2+
1988 Supplemental Executive Retirement Plan, as amended and restated December 17, 2008, and further amended on July 1, 2015, incorporated by reference to Annual Report on Form 10-K filed on March 13, 2009, and Quarterly Report on Form 10-Q filed on August 10, 2015

10.3+	Amendment No. 1 to the 1988 Supplemental Executive Retirement Plan, as amended and restated December 17, 2008, incorporated by reference to Quarterly Report on Form 10-Q filed on August 10, 2015
10.4+	Ampco-Pittsburgh Corporation 2008 Omnibus Incentive Plan, incorporated by reference to the Definitive Proxy Statement for the 2008 Annual Meeting of Shareholders filed on March 10, 2008
10.5+	Ampco-Pittsburgh Corporation 2011 Omnibus Incentive Plan, incorporated by reference to the Definitive Proxy Statement for the 2011 Annual Meeting of Shareholders filed on March 22, 2011
10.6+	Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan, incorporated by supplement to the Definitive Proxy Statement for the 2016 Annual Meeting of Shareholders filed on March 25, 2016

Exhibit	Description
10.7+
Amended and Restated Change in Control Agreement between Ampco-Pittsburgh Corporation and Rose Hoover, dated November 4, 2015, incorporated by reference to Quarterly Report on Form 10-Q filed on November 6, 2015

10.8+
Amended and Restated Change in Control Agreement between Ampco-Pittsburgh Corporation and Dee Ann Johnson, dated November 4, 2015, incorporated by reference to Quarterly Report on Form 10-Q filed on November 6, 2015

10.9+
Amended and Restated Change in Control Agreement among Ampco-Pittsburgh Corporation, Air & Liquid Systems Corporation, and Terrence W. Kenny, dated November 4, 2015, incorporated by reference to Quarterly Report on Form 10-Q filed on November 6, 2015

10.10+	Change in Control Agreement between Ampco-Pittsburgh Corporation and Michael G. McAuley, dated April 25, 2016, incorporated by reference to Current Report on Form 8-K filed on April 25, 2016
10.11+
Amendment No. 1 to Amended and Restated Union Electric Steel Corporation Retirement Restoration Plan for Robert G. Carothers, effective as of July 1, 2015, incorporated by reference to Quarterly Report on Form 10-Q filed on August 10, 2015

10.12+
Retirement and Consulting Agreement, effective as of May 1, 2016, by and between Union Electric Steel Corporation and Robert G. Carothers, incorporated by reference to Current Report on Form 8-K filed on May 3, 2016

10.13
Revolving Credit and Security Agreement, effective as of May 20, 2016, among Ampco-Pittsburgh Corporation and PNC Bank, National Association, as administrative agent, and certain lenders, the guarantors, and the other agents party thereto, incorporated by reference to Current Report on Form 8-K filed on May 24, 2016

10.14
First Amendment to Revolving Credit and Security Agreement, dated October 31, 2016, by and among Ampco-Pittsburgh Corporation and PNC Bank, National Association, as administrative agent, and certain lenders, the guarantors, and the other agents party thereto, incorporated by reference to Current Report on Form 8-K filed on November 4, 2016

10.15
Second Amendment to Revolving Credit and Security Agreement, dated March 2, 2017, by and among Ampco-Pittsburgh Corporation and PNC Bank, National Association, as administrative agent, and certain lenders, the guarantors, and the other agents party thereto, incorporated by reference to Current Report on Form 8-K filed on March 7, 2017

10.16
Consent, Release and Amendment, dated September 30, 2019, by and among Ampco-Pittsburgh Corporation and PNC Bank, National Association, as administrative agent, and certain borrowers, guarantors and the other agents party thereto, incorporated by reference to Current Report on Form 8-K filed on October 3, 2019

10.17+	Form of Notice of Grant of Restricted Stock Unit Award (Time-Vesting), incorporated by reference to Annual Report on Form 10-K filed on March 16, 2017
10.18+	Form of Notice of Grant of Restricted Stock Unit Award (Performance-Vesting), incorporated by reference to Annual Report on Form 10-K filed on March 16, 2017
10.19+
Amendment No. 1 to Retirement and Consulting Agreement by and between Union Electric Steel Corporation and Robert G. Carothers, effective as of June 1, 2017, incorporated by reference to Quarterly Report on Form 10-Q filed on August 9, 2017

10.20+
Change in Control Agreement between Ampco-Pittsburgh Corporation and J. Brett McBrayer, dated July 1, 2018, incorporated by reference to Amendment No. 1 to Quarterly Report on Form 10-Q filed on August 17, 2018

10.21+	Offer Letter between Ampco-Pittsburgh Corporation and J. Brett McBrayer, dated June 16, 2018, incorporated by reference to Amendment No. 1 to Quarterly Report on Form 10-Q/A filed on August 17, 2018
10.22+	Ampco-Pittsburgh Corporation Executive Severance Plan, effective June 21, 2018, incorporated by reference to Current Report on Form 8-K filed on June 27, 2018
10.23
Master Lease Agreement between Union Electric Steel Corporation and Store Capital Acquisitions, LLC, dated September 28, 2018, incorporated by reference to Quarterly Report on Form 10-Q filed on November 9, 2018

Exhibit	Description
10.24
Unconditional Guaranty of Payment and Performance between Ampco-Pittsburgh Corporation and Store Capital Acquisitions, LLC, dated September 28, 2018, incorporated by reference to Quarterly Report on Form 10-Q filed on November 9, 2018

10.25
Third Amendment to the Revolving Credit and Security Agreement, dated September 28, 2018, by and among Ampco-Pittsburgh Corporation and PNC Bank, National Association, as administrative agent, and certain lenders, guarantors and other agents party thereto, incorporated by reference to Quarterly Report on Form 10-Q filed on November 9, 2018

10.26+
Amendment No. 2 to Retirement and Consulting Agreement by and between Union Electric Steel Corporation and Robert G. Carothers, effective as of January 1, 2019, incorporated by reference to Annual Report on Form 10-K filed on March 18, 2019

10.27+
Change in Control Agreement, among Ampco-Pittsburgh Corporation, Union Electric Steel Corporation and Samuel C. Lyon, dated as of March 6, 2019, incorporated by reference to Annual Report on Form 10-K filed on March 18, 2019

10.28+
Amendment to Change in Control Agreement between Ampco-Pittsburgh Corporation and J. Brett McBrayer, dated as of December 20, 2019, incorporated by reference to Annual Report on Form 10-K filed on March 16, 2020

10.29
Fourth Amendment to the Revolving Credit and Security Agreement, dated June 23, 2020, by and among Ampco-Pittsburgh Corporation and PNC Bank, National Association, as agent for the lenders, and certain lenders, the borrowers, the guarantors and other agents party thereto, incorporated by reference to Current Report on Form 8-K filed on June 24, 2020

21	Significant Subsidiaries, incorporated by reference to Annual Report on Form 10-K filed on March 16, 2020
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Cozen O’Connor P.C. (included in Exhibit 5.1 and Exhibit 8.1)
23.3	Consent of Nathan Associates Inc.
24.1[x]	Power of Attorney (set forth on the signature page of this Registration Statement)
99.1	Form of Instructions as to Use of Non-Transferable Subscription Rights Certificates
99.2	Form of Letter to Shareholders who are Record Holders
99.3	Form of Letter to Brokers and Other Nominee Holders
99.4	Form of Broker Letter to Clients Who are Beneficial Holders
99.5	Form of Beneficial Owner Election Form
99.6	Form of Nominee Holder Certification
99.7	Form of Notice of Guaranteed Delivery
99.8	Form of Notice of Important Tax Information
*	To be filed by amendment.
+	Indicates management contract or compensatory plan.
x	Previously filed.
(b)	Consolidated Financial Statement Schedules
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(d)	The undersigned registrant hereby undertakes that:
(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 21, 2020.
AMPCO-PITTSBURGH CORPORATION

By:	/s/ J. Brett McBrayer
J. Brett McBrayer
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons on July 21, 2020 in the capacities indicated.
Signature	Title

/s/ J. Brett McBrayer	Chief Executive Officer and Director (Principal Executive Officer)
J. Brett McBrayer

/s/ Michael G. McAuley	Chief Financial Officer, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Michael G. McAuley

*
James J. Abel	Director

*
Terry L. Dunlap	Director

*
Michael I. German	Director

*
William K. Lieberman	Director

*
Stephen E. Paul	Director

*
Carl H. Pforzheimer, III	Director

*
Elizabeth A. Fessenden	Director
* By:	/s/ J. Brett McBrayer
J. Brett McBrayer Attorney-in-fact